Exhibit 99.1

Intra-Cellular Therapies Announces Pricing of Public Offering of Common Stock;

To Begin Trading on NASDAQ Global Select Market under “ITCI”

NEW YORK, Jan. 30, 2014 /PRNewswire/ — Intra-Cellular Therapies, Inc. (OTCQB: ITCI), a biopharmaceutical company focused on the development of therapeutics for CNS disorders, today announced the pricing of an underwritten public offering of 6,142,000 shares of its common stock at a public offering price of $17.50 per share. In addition, Intra-Cellular has granted the underwriters a 30-day option to purchase up to an additional 921,300 shares of common stock. In connection with the offering, shares of Intra-Cellular common stock will commence trading on the NASDAQ Global Select Market tomorrow morning under the ticker “ITCI.”

All of the shares in the offering are to be sold by Intra-Cellular, with expected net proceeds to Intra-Cellular of approximately $100.2 million, after deducting underwriting discounts and commissions and estimated offering expenses, but excluding any exercise of the underwriters’ option to purchase additional shares of common stock. The offering is expected to close on or about February 5, 2014, subject to customary closing conditions.

Leerink Partners LLC and Cowen and Company, LLC are acting as joint book-running managers and Guggenheim Securities, LLC and JMP Securities LLC are acting as co-managers for the offering.

A registration statement on Form S-1 relating to the shares of common stock being sold in this offering was declared effective by the Securities and Exchange Commission on January 30, 2014. A preliminary prospectus relating to the offering has been filed with the SEC, and a final prospectus relating to the offering will be filed with the SEC. Copies of the final prospectus, when available, may be obtained from Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA, 02110, or by email at Syndicate@Leerink.com, or by phone at 800-808-7525, or from Cowen and Company, LLC (c/o Broadridge Financial Services), 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, or by phone at 631-274-2806, or by facsimile at 631-254-7140.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Intra-Cellular Therapies

Intra-Cellular Therapies (the “Company”) is developing novel drugs for the treatment of neuropsychiatric and neurodegenerative disease and other disorders of the central nervous system (“CNS”). The Company is developing its lead drug candidate, ITI-007, for the treatment of schizophrenia and other neuropsychiatric and neurological disorders. In December 2013, the Company announced positive topline results from the Company’s randomized, placebo- and active-controlled Phase II clinical trial of ITI-007 in patients with acutely exacerbated schizophrenia. The Company is also developing other drug candidates. In February 2011, the Company entered into a collaboration with the Takeda Pharmaceutical Company to develop certain phosphodiesterase 1 (PDE1) inhibitors for the treatment of cognitive deficits in schizophrenia and other CNS disorders. In February 2013, the Company announced the successful completion of a Phase I single rising dose study of the lead molecule in the ITI/Takeda collaboration, ITI-214. The Company has additional programs in the areas of Parkinson’s disease, Alzheimer’s disease, depression and cardiovascular disease.

CONTACT:

Allen A. Fienberg, Ph.D.

Vice President Business Development of Intra-Cellular Therapies, Inc.

+1-212-923-3344

Burns McClellan, Inc.

Lisa Burns/Angeli Kolhatkar (Investors)

Justin Jackson (Media)

jjackson@burnsmc.com

Phone +1 (212) 213-0006